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                                   Exhibit a

                         SECURITIES PURCHASE AGREEMENT

     This Securities Purchase Agreement ("Agreement") is made and entered into by and between Groen Brothers Aviation, Inc. (the "Company") at 1784 West 500 South, Salt Lake City, Utah, 84104, a Utah corporation and Lyle Campbell ("Investor"), at 7837 North 54th Place, Paradise Valley, Arizona 85253, an individual.

                                   Witnesseth
                                   ----------

     WHEREAS, Investor desires to Purchase and the Company desires to sell three million (3,000,000) shares of Groen Brothers Aviation, Inc. common stock (the "Securities");

     NOW, THEREFORE, for and in consideration of the promises and obligations contained herein, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the parties hereby agree to be legally bound as follows:

     1. Purchase of Securities. Upon the terms and subject to the conditions set forth in this Agreement and contained within the Company's Accredited Investor Subscription Agreement (attached herewith as exhibit A), Investor does hereby agree to buy and the Company does hereby agree to sell and deliver to Investor, three million (3,000,000) shares of Groen Brothers Aviation, Inc. restricted common stock (SEC Rule 144), at the purchase price of $1.00 per share.

     2. Terms of Payment. Upon the execution of this Agreement (or as soon thereafter as practicable), Investor shall pay to the Company five hundred thousand dollars ($500,000) in certified funds and two million five hundred thousand dollars ($2,500,000) in the form of transferring ownership of the McDonnell Douglas Helicopter Systems (hereinafter "MDHS") MD900 helicopter, serial number 900-00037, (P-82), including all equipment/options installed and included (hereinafter "Helicopter") as listed in MDHS Purchase Agreement #95-162 (hereinafter "MDHS Purchase Agreement") between MDHS and HeliSource, Inc. (hereinafter "HSI"), dated 6/30/96, revision date 7/6/96, and the Special Commercial Invoice from MDHS to HSI dated 6/7/96, including transfer of the MDHS Limited Warranty of three (3) years or two thousand (2,000) hours of operation, whichever shall occur first, as described in the Stipulation and Order of the Bankruptcy Court approved agreement between MDHS and HSI, (the Company acknowledges that the three year period began running on June 30, 1996, and that the Helicopter is essentially zero time, about five
        (5) hours of total flight time).

     3. Third Party Beneficiary to Agreement. In compliance with paragraph Eighteenth of the MDHS Purchase Agreement, MDHS becomes a "Third Party Beneficiary" to this Agreement only in that the Company acknowledges that MDHS has disclaimed certain warranties and that the Company's remedies under the Limited Warranty and Limitation of Liability
        Agreement of the MDHS Purchase Agreement that the Company is assuming, have been limited, and to the extent the Company may assert a claim against MDHS for breach of warranty, the Company expressly acknowledges and agrees that its remedies, if any, will be limited to the replacement or repair of defective parts, and that in no event will MDHS be liable for consequential or incidental damages, nor for property damage. Investor agrees to promptly obtain the "written consent of MDHS" for the transfer of the Limited Warranty (paragraphs
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        Sixteenth of the MDHS Purchase Agreement, and paragraph 8 of the Limited
        Warranty, annex E of said Agreement).

     4. Protective Provisions.

        a. Board Meetings. Investor can, at Investor's discretion, appoint a non voting representative to attend and observe any and all meetings of the Company's Board of Directors or Investor can attend the meetings as a non voting observer.

        b. Liquidation. Any merger, consolidation, reorganization, change of control, sale of all or substantially all of the Company's assets (including its subsidiaries), liquidation, dissolution or winding up of the Company, or commencement of any case in bankruptcy, can only be done with Investor's prior approval.

        c. Covenants of the Company. The Company shall not, without Investor's prior permission: declare or pay any dividend on any capital stock of the Company; increase the amount of any capital stock authorized to be issued by the Company; redeem any capital stock of the Company; sell, assign or transfer any patent, trademark, copyright or similar rights (other than to subsidiaries of the Company), invest in other entities (other than subsidiaries of the Company), nor increase senior management compensation. The Company shall deliver to Investor, in a timely manner, copies of its quarterly financial statements (SEC forms 10q and 10k).

        d. Protective Provision Ending Period. At the first occurrence of: five years from the close of this agreement, or Investor no longer continues to be a significant shareholder (having disposed of greater than a 2/3 majority of the herein described shares), or when the bid price of GBA's stock averages $5 or greater per share for a period of 20 consecutive trading days, all of the forgoing Protective Provisions of this Agreement will become null and void.

     5. Miscellaneous.

        a. Investor makes no warranty what-so-ever regarding the Helicopter other than warrantying that the title to the Helicopter the Investor is providing to the Company is free and clear of all leans and encumbrances and that, other than unperformed service bulletins and airworthiness directives (if any), the Helicopter is in airworthy condition and has not been damaged in any way.

        b. Notices. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given, if delivered by hand, FAX, or mailed, certified or registered mail with postage prepaid:

                    If to the Company, at 1784 West 500 South, Salt Lake City,
               Utah, 84104, FAX # 801-973-4027, attention David Groen or such other person and place as the Company shall furnish to Investor in writing; or

                    If to Investor, at 7837 North 54th Place, Paradise Valley,
               Arizona 85253, FAX # 602-596-8065, attention Lyle Campbell or to such other person and place as Investor shall furnish to the Company in writing.

        c. Default. Should any party to this Agreement default in any of the covenants, conditions, or promises contained herein, the defaulting party shall pay all costs and expenses, including a reasonable attorney's fee, which may arise or accrue from enforcing this Agreement, or in pursuing any remedy provided hereunder or by the statutes of the State of Arizona.
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        d. Assignment. This Agreement may not be assigned in whole or in part by the parties hereto without the prior written consent of the other party or parties, which consent shall not be unreasonably withheld.

        e. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their successors and assigns.

        f. Governing Law and Venue. This Agreement shall be governed by and interpreted pursuant to the laws of the State of Arizona. Any action to enforce the provisions of this Agreement shall be brought in a court of competent jurisdiction within the State of Arizona.

        g. Partial Invalidity. If any term, covenant, condition or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or application of such term or provision to persons or circumstances other than those as to which it is held to be invalid or unenforceable shall not be affected thereby and each term, covenant, condition or provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law.

        h. No Oral Agreements. There are no oral agreements between the parties and there are and will be no oral representations which will be binding upon any of the parties hereto.

        i. Rights are Cumulative. The rights and remedies granted hereunder shall be in addition to and cumulative of any other rights or remedies provided under the laws of the State of Arizona.

        j. Waiver. No delay or failure in the exercise of any power or right shall operate as a waiver thereof or as an acquiescence in default. No single or partial exercise of any power or right hereunder shall preclude any other or further exercise thereof or the exercise of any other power or right.

        k. Further Action. The parties hereto agree to execute and deliver such additional documents and to take such other and further action as may be required to carry out fully the transaction(s) contemplated herein.

        l. Amendment. This Agreement or any provision hereof may not be changed, waived, terminated or discharged except by means of a written supplemental instrument signed by the party or parties against whom enforcement of the change, waiver, termination, or discharge is sought.

        m. Counterparts. This agreement may be executed in two or more partially or fully executed counterparts, each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute but one and the same instrument.
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     IN WITNESS WHEREOF, the parties hereto executed the foregoing Securities
Purchase Agreement effective the 14th day of May, 1997.

Investor:


/s/ Lyle Campbell
-----------------------------
    Lyle Campbell
                         Attest: _______________________


Groen Brothers Aviation, Inc.:


By  /s/ David Groen
    -----------------------------
    David Groen, President

                         Attest: _____________________